EXHIBIT 4.10.3

Amendment No. 3
to License No. 6038 (registration series A 002831)
dated March 7, 1997

To add an additional clause to the Conditions for Carrying Out Activities Under License No. 6038 to read as follows:

“Additional connection of the Licensee’s cellular communications network to the public communication network of the Russian Federation at the long-distance level pursuant to the technical conditions issued by OJSC Elektrosvyaz of Stavropol Krai is permitted by October 23, 1999”.

First Deputy Chairman of the State Committee on Communications and Information of the Russian Federation	[Signature]	N. S. Marder

October 23, 1998

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N. M. Popov

16